EXHIBIT 4.13

ALLONGE TO PROMISSORY NOTE

This Allonge to Promissory Note (“Allonge”) is dated as of this 27th day of April, 2007. Reference is hereby made to that certain Promissory Note dated December 31, 2004, delivered by SulphCo, Inc., as Maker (“Maker”) to Rudolf Gunnerman, as lender, as assigned in part to ______________ (“Holder”), pursuant to that certain Assignment of Promissory Note, dated April 24, 2007 (“Assignment”), and as amended and restated by that certain Promissory Note, dated April 24, 2007, delivered by Maker to Holder (“Note”).

WHEREAS, Maker has requested that Holder extend the Maturity Date of the Note for one year, and Holder has agreed to such extension subject to the other terms set forth herein.

Except as expressly amended by the terms of this Allonge, the terms of the Note remain in full force and effect. All capitalized terms used and not defined herein are used as defined in the Note. As the context requires, all references herein to “Note” refer to the Note as amended by this Allonge.

The following terms of the Note are hereby amended by this Allonge:

I.    Maturity Date and Additional Interest Payment Date. The Maturity Date shall mean December 31, 2008, and in the fourth paragraph of the Note, in the second line, the words “and December 31, 2006” shall be deleted and replaced with “December 31, 2006 and December 31, 2007” so as to add an interest payment due on December 31, 2007

II.   The following is hereby added in its entirety:

“Conversion.

1.     Conversion Privileges. Subject to Section II. B.3. below, the Conversion Privileges set forth in paragraph 2 below shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default. The Note shall be payable in full on the Maturity Date, unless previously converted into Common Stock in accordance with paragraph 2. below; provided, that if an Event of Default has occurred, the Holder may extend the Maturity Date up to an amount of time equal to the pendency of the Event of Default. Such extension must be on notice in writing.

2.     Conversion Rights. The Holder shall have the right to convert the principal due under this Note into shares (“Shares”) of the Maker's Common Stock, $.001 par value per share (“Common Stock”) as set forth below.

2.1.   Conversion into the Maker's Common Stock.

(a)    Subject to Section II. 3. below, the Holder shall have the right from and after the date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, at the election of the Holder (the date of giving of such notice of conversion being a "Conversion Date") into fully paid and nonassessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of Maker into which such Common Stock shall hereafter be changed or reclassified, at the conversion price as defined in paragraph 2.1(b) hereof (the "Conversion Price"), determined as provided herein. Upon delivery to the Maker of a completed Notice of Conversion, a form of which is annexed hereto, Maker shall issue and deliver to the Holder within three (3) business days after the Conversion Date (such third day being the “Delivery Date”) that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing. At the election of the Holder, the Maker will deliver accrued but unpaid interest on the Note, if any, through the Conversion Date directly to the Holder on or before the Delivery Date. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note to be converted by the Conversion Price.

(b)    Subject to adjustment as provided in paragraph 2.1(c) hereof, the Conversion Price per share shall be $3.80, subject to adjustment as described herein.

(c)    The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

 A.    Merger, Sale of Assets, etc. If the Maker at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

 B.    Reclassification, etc. If the Maker at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

 C.    Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

(d)    Whenever the Conversion Price is adjusted pursuant to paragraph 2.1(c) above, the Maker shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

(e)    During the period the conversion right exists, Maker will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock issuable upon the full conversion of this Note and as described herein below. Maker represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. Maker agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

2.2.   Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Maker to the Holder for the principal balance of this Note and interest which shall not have been paid, and in any case, the unconverted amount of principal and all unpaid interest shall be duly noted in the books and records of Maker.

2.3.   Maximum Conversion. The Holder shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on a Conversion Date, (ii) any Common Stock issuable in connection with the unconverted portion of the Note, and (iii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Maker on such Conversion Date. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate conversions of only 4.99% and aggregate conversion by the Holder may exceed 4.99%. The Holder shall have the authority and obligation to determine whether the restriction contained in this Section 2.3 will limit any conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Notes are convertible shall be the responsibility and obligation of the Holder. The Holder may waive the conversion limitation described in this Section 2.3, in whole or in part, upon and effective after 61 days prior written notice to the Maker to increase such percentage to up to 9.99%. The Holder may allocate which of the equity of the Maker deemed beneficially owned by the Holder shall be included in the 4.99% amount or up to 9.99% amount as described above.

3.     Reservation. Maker will reserve on behalf of all of Holder from its authorized but unissued Common Stock a number of common shares equal to 100% of the amount of Common Stock necessary to allow each holder of a Note to be able to convert all such outstanding principal balance of holder’s Note.

III.    Legend. The Note bears the following legend: THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO SULPHCO, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

IV.   The following is hereby added in its entirety:

“Registration.

4.1.    Registration Rights. The Maker hereby grants the following registration rights to holders of the Notes and certain Stock Option Agreements being executed and delivered on or about April 26, 2006 and certain shares of stock purchased in connection therewith. The Maker shall file with the Commission a Form S-3 registration statement (the “Registration Statement”) (or such other form that it is eligible to use) in order to register (i) all shares issuable upon Conversion of this Note, (ii) shares issuable upon exercise by Holder of the Stock Option Agreement, executed and delivered in connection with the Assignment, (iii) 125,000 shares of Maker Common Stock purchased by certain Note holders on or about April 26, 2007 from Gunnerman (“Stock Purchase”), and (iv) 125,000 shares issuable upon exercise by Holder of the Stock Option Agreement, executed and delivered in connection with the Stock Purchase for resale and distribution under the 1933 Act by June 8, 2007 (the “Filing Date”), and shall use commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as possible thereafter . The Maker will register not less than a number of shares of common stock in the aforedescribed registration statement that is equal to 100% of the Shares described in the second sentence of this paragraph 4.1 and as more fully set forth on Schedule 4.1 hereto (collectively the “Registrable Securities”). The Registrable Securities shall be reserved and set aside exclusively for the benefit of each holder listed on Schedule 4.1, pro rata, and not issued, employed or reserved for anyone other than each such holder listed on Schedule 4.1. The Registration Statement will immediately be amended or additional registration statements will be immediately filed by the Maker as necessary to register additional shares of Common Stock to allow the public resale of all Common Stock included in and issuable by virtue of the Registrable Securities

4.2.    Registration Procedures. If and whenever the Maker is required by the provisions of Section 4.1 to effect the registration of any Registrable Securities under the 1933 Act, the Maker will, as expeditiously as possible:

(a)    subject to the timelines provided in this Agreement, prepare and file with the Commission a registration statement required by Section 4, with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (determined as herein provided but not less than 2 years), promptly provide to the holders of the Registrable Securities copies of all filings and Commission letters of comment and notify Holders (by telecopier and by e-mail addresses provided by Holders) and Grushko & Mittman, P.C. (by telecopier and by email to Counslers@aol.com) on or before the first business day thereafter that the Maker receives notice that (i) the Commission has no comments or no further comments on the Registration Statement, and (ii) the registration statement has been declared effective;

(b)    prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until such registration statement has been effective for a period of two (2) years, and comply with the provisions of the 1933 Act with respect to the disposition of all of the Registrable Securities covered by such registration statement in accordance with the Sellers’ intended method of disposition set forth in such registration statement for such period;

(c)    furnish to the Sellers, at the Maker’s expense, such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or their disposition of the securities covered by such registration statement or make them electronically available;

(d)    use its commercially reasonable best efforts to register or qualify the Registrable Securities covered by such registration statement under the securities or “blue sky” laws of New York and such jurisdictions as the Sellers shall request in writing, provided, however, that the Maker shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

(e)    if applicable, list the Registrable Securities covered by such registration statement with any securities exchange on which the Common Stock of the Maker is then listed;

(f)    notify the Holders within 24 hours of the Maker’s becoming aware that a prospectus relating thereto is required to be delivered under the 1933 Act, of the happening of any event of which the Maker has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing or which becomes subject to a Commission, state or other governmental order suspending the effectiveness of the registration statement covering any of the Registrable Securities;

(g)    provided same would not be in violation of the provision of Regulation FD under the 1934 Act, make available for inspection by the Sellers, and any attorney, accountant or other agent retained by the Seller or underwriter, all publicly available, non-confidential financial and other records, pertinent corporate documents and properties of the Maker, and cause the Maker's officers, directors and employees to supply all publicly available, non-confidential information reasonably requested by the seller, attorney, accountant or agent in connection with such registration statement; and

(h)    provide to the Sellers copies of the Registration Statement and amendments thereto five business days prior to the filing thereof with the Commission.

4.3.    Provision of Documents. In connection with each registration described in this Section 4, each Seller will furnish to the Maker in writing such information and representation letters with respect to itself and the proposed distribution by it as reasonably shall be necessary in order to assure compliance with federal and applicable state securities laws.

4.4.    Non-Registration Events. The Maker and the holders listed on Schedule 4.1 hereto agree that the Sellers will suffer damages if any registration statement described in Section 4 is not filed by the Filing Date (the “Non-Registration Event”). If the Non-Registration Event occurs, then the Maker shall deliver to the holder of Registrable Securities, as Liquidated Damages, an amount equal to one percent (1%) for each thirty (30) days (or such lesser pro-rata amount for any period of less than thirty (30) days) of the Principal Amount of the outstanding Notes and purchase price of Shares issued upon conversion of the Notes owned of record by such holder which are subject to the Non-Registration Event. The Maker may pay the Liquidated Damages in cash. The maximum amount of Liquidated Damages payable in connection with Non-Registration Event may not exceed twelve percent (12%). The Liquidated Damages must be paid within ten (10) days after the end of each thirty (30) day period or shorter part thereof for which Liquidated Damages are payable. Notwithstanding the foregoing, the Maker shall not be liable to the Holder under this Section 4.4 for any events or delays occurring as a consequence of the acts or omissions of the Holders contrary to the obligations undertaken by Holders in this Agreement. Liquidated Damages will not accrue nor be payable pursuant to this Section 4.4 nor will the Non-Registration Event be deemed to have occurred for times during which Registrable Securities are transferable by the holder of Registrable Securities pursuant to Rule 144(k) under the 1933 Act.

4.5.    Expenses. All expenses incurred by the Maker in complying with Section 4, including, without limitation, all registration and filing fees, printing expenses (if required), fees and disbursements of counsel and independent public accountants for the Maker, fees and expenses (including reasonable counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the National Association of Securities Dealers, Inc., transfer taxes, and fees of transfer agents and registrars, are called “Registration Expenses.” All underwriting discounts and selling commissions applicable to the sale of Registrable Securities are called "Selling Expenses." The Maker will pay all Registration Expenses in connection with the registration statement under Section 4. Selling Expenses in connection with each registration statement under Section 4 shall be borne by the Seller and may be apportioned among the Sellers in proportion to the number of shares sold by the Seller relative to the number of shares sold under such registration statement or as all Sellers thereunder may agree.

4.6.    Indemnification and Contribution.

(a)    In the event of a registration of any Registrable Securities under the 1933 Act pursuant to Section 4, the Maker will, to the extent permitted by law, indemnify and hold harmless the Seller, each officer of the Seller, each director of the Seller, each underwriter of such Registrable Securities thereunder and each other person, if any, who controls such Seller or underwriter within the meaning of the 1933 Act, against any losses, claims, damages or liabilities, joint or several, to which the Seller, or such underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities was registered under the 1933 Act pursuant to Section 4, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances when made, and will subject to the provisions of Section 4.6(c) reimburse the Seller, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Maker shall not be liable to the Seller to the extent that any such damages arise out of or are based upon an untrue statement or omission made in any preliminary prospectus if (i) the Seller failed to send or deliver a copy of the final prospectus delivered by the Maker to the Seller with or prior to the delivery of written confirmation of the sale by the Seller to the person asserting the claim from which such damages arise, (ii) the final prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission, or (iii) to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by any such Seller, or any such controlling person in writing specifically for use in such registration statement or prospectus.

(b)    In the event of a registration of any of the Registrable Securities under the 1933 Act pursuant to Section 4, each Seller severally, but not jointly, will, to the extent permitted by law, indemnify and hold harmless the Maker, and each person, if any, who controls the Maker within the meaning of the 1933 Act, each officer of the Maker who signs the registration statement, each director of the Maker, each underwriter and each person who controls any underwriter within the meaning of the 1933 Act, against all losses, claims, damages or liabilities, joint or several, to which the Maker or such officer, director, underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Registrable Securities were registered under the 1933 Act pursuant to Section 4, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Maker and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that the Seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such Seller, as such, furnished in writing to the Maker by such Seller specifically for use in such registration statement or prospectus, and provided, further, however, that the liability of the Seller hereunder shall be limited to the net proceeds actually received by the Seller from the sale of Registrable Securities covered by such registration statement.

(c)    Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 4.6(c) and shall only relieve it from any liability which it may have to such indemnified party under this Section 4.6(c), except and only if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 4.6(c) for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified parties, as a group, shall have the right to select one separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

(d)    In order to provide for just and equitable contribution in the event of joint liability under the 1933 Act in any case in which either (i) a Seller, or any controlling person of a Seller, makes a claim for indemnification pursuant to this Section 4.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 4.6 provides for indemnification in such case, or (ii) contribution under the 1933 Act may be required on the part of the Seller or controlling person of the Seller in circumstances for which indemnification is not provided under this Section 4.6; then, and in each such case, the Maker and the Seller will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that the Seller is responsible only for the portion represented by the percentage that the public offering price of its securities offered by the registration statement bears to the public offering price of all securities offered by such registration statement, provided, however, that, in any such case, (y) the Seller will not be required to contribute any amount in excess of the public offering price of all such securities sold by it pursuant to such registration statement; and (z) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

4.7.    Delivery of Unlegended Shares.

(a)    Within FIVE (5) business days (such third business day being the “Unlegended Shares Delivery Date”) after the business day on which the Maker has received (i) a notice that shares of stock issued upon a conversion of the Note or any other Common Stock deemed Registrable Securities have been sold pursuant to the Registration Statement or Rule 144 under the 1933 Act, (ii) a representation that the prospectus delivery requirements, or the requirements of Rule 144, as applicable and if required, have been satisfied, (iii) the original share certificates representing the shares of Common Stock that have been sold, and (iv) in the case of sales under Rule 144, customary representation letters of the Holder and/or Holder’s broker regarding compliance with the requirements of Rule 144, the Maker at its expense, (y) shall deliver, and shall cause legal counsel selected by the Maker to deliver to its transfer agent (with copies to Holder) an appropriate instruction and opinion of such counsel, directing the delivery of shares of Common Stock without any legends including the legend set forth in Section 4(i) above, reissuable pursuant to any effective and current Registration Statement described in Section 4 of this Agreement or pursuant to Rule 144 under the 1933 Act (the “Unlegended Shares”); and (z) cause the transmission of the certificates representing the Unlegended Shares together with a legended certificate representing the balance of the submitted Shares certificate, if any, to the Holder at the address specified in the notice of sale, via express courier, by electronic transfer or otherwise on or before the Unlegended Shares Delivery Date.

(b)    In lieu of delivering physical certificates representing the Unlegended Shares, if the Maker’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, upon request of a Holder, so long as the certificates therefor do not bear a legend and the Holder is not obligated to return such certificate for the placement of a legend thereon, the Maker shall cause its transfer agent to electronically transmit the Unlegended Shares by crediting the account of Holder’s prime Broker with DTC through its Deposit Withdrawal Agent Commission system. Such delivery must be made on or before the Unlegended Shares Delivery Date.

V.    The following is hereby added in its entirety:

Negative Covenants. So long as at least $2 million of the principal amount of the Notes is outstanding, without the written consent of the holders of a majority of the aggregate principal amount of the Notes outstanding as of the date of the request , the Maker will not and will not permit any of its subsidiaries to directly or indirectly:

(i)    create, incur, assume or suffer to exist any pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, security title, mortgage, security deed or deed of trust, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction) which is senior to the obligations owed to the Holders under the Note and Allonge (each, a “Lien”) upon any of its property, whether now owned or hereafter acquired, except for: (i) (a) Liens imposed by law for taxes that are not yet due or are being contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles; (b) carriers’, warehousemen’s, mechanics’, material men’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith and by appropriate proceedings; (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (e) Liens created with respect to the financing of the purchase of property or lease of equipment in the ordinary course of the Maker’s business up to the amount of the purchase price of such property; and (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property (each of (a) through (f), a “Permitted Lien”) and (ii) indebtedness for borrowed money which is not senior or pari passu in right of payment to the payment of the Notes or distribution of the Maker’s assets, and for which an appropriate subordination agreement has been executed and delivered which is acceptable to the Holder in its sole discretion;

(ii)    amend its certificate of incorporation, by-laws or its charter documents so as to adversely affect any rights of the Holder;

(iii)   repay, repurchase or offer to repay, repurchase or otherwise acquire or make any dividend or distribution in respect of any of its Common Stock, preferred stock, or other equity securities

(iv)    prepay or redeem any financing related debt or past due obligations outstanding as of the Closing Date, unless such financing otherwise provides for prepayment or redemption by its terms;

or

(v)    the Maker agrees to provide Holder not less than ten days notice prior to becoming obligated to or effectuating a Permitted Lien.”

For avoidance of doubt, the Maker may create, incur, assume or suffer to exist any Lien that is junior or pari passu to the Notes.

VI.    The following are hereby added as “Events of Default” under the Note:

1.    Breach of Material Covenant. The Maker breaches any material covenant or other term or condition of this Note (unless any such covenant, etc. contains a shorter notice or cure period) in any material respect and such breach, if subject to cure, continues for a period of ten (10) business days after written notice to the Maker from the Holder.

2.    Delisting of the Maker’s Common Stock from any principal market on which it is listed (i.e.: Over the Counter Bulletin Board or American Stock Exchange, etc. (“Principal Market”); failure to comply with the requirements for continued listing on a Principal Market for a period of fifteen consecutive trading days; or notification from a Principal Market that the Maker is not in compliance with the conditions for such continued listing on such Principal Market.

3.    Stop Trade. An SEC or judicial stop trade order or Principal Market trading suspension with respect to Maker’s Common Stock that lasts for fifteen or more consecutive trading days.4 Failure to Deliver Common Stock or Replacement Note. Maker's failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note and, if requested by Holder, a replacement Note.

4.    Cross Default. A default by the Maker of a material term, covenant, warranty or undertaking of any agreement executed in connection with the Assignment or the Stock Purchase agreement to which the Maker and Holder are parties, or the occurrence of a material event of default under such agreements which is not cured after any required notice and/or cure period.

VII.   The governing law for the Note shall be the State of New York and the Note shall be deemed to be executed and delivered in the State of New York. The following governing law provision shall apply:

“This Note shall be governed by and construed in accordance with the laws of the State of New York. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Agreement on behalf of the Maker agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. This Note shall be deemed an unconditional obligation of Maker for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Maker by summary proceeding pursuant to New York Civil Procedure Law and rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought.”

Miscellaneous. This Allonge must be delivered by original signature for Maker, but the Holder may execute and deliver by facsimile copy.

IN WITNESS WHEREOF, the parties hereto have executed this Allonge as of the date first written above.

SULPHCO, INC.

By:______________________________
Name:
Title:

[NAME OF HOLDER]

By:______________________________
Name:
Title:

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by SulphCo Inc. on April __, 2007 into Shares of Common Stock of SulphCo Inc. (the "Maker") according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:____________________________________________________________________

Conversion Price:______________________________________________________________________

Shares To Be Delivered:_________________________________________________________________

Signature:____________________________________________________________________________

Print Name:___________________________________________________________________________

Address:_____________________________________________________________________________

____________________________________________________________________________________

Schedule 4.1 to Allonge to Promissory Note, dated April 27, 2007

Name	Note Conversion Shares	Option Shares from Note Assignment Option	Stock Purchase Shares	Option Shares from Stock Purchase Option	Total

Ellis Capital LLC	305,281	348,020			653,301
Mayflower Oak LLC	348,939	397,790	62,500	62,500	871,729
Iroquois Master Fund Ltd.	218,087	248,619	62,500	62,500	591,705
Scott Cohen	114,819	130,893			245,712
Scott Jason Cohen Foundatation Inc.	23,263	26,519			49,782
Merav Abbe Irrevocable Trust	138,081	157,412			295,494
Ed Rosenblum	43,617	49,724			93,341
Devidas Budrani	94,464	107,689			202,153
Joshua Silverman	14,620	16,667			31,287
Phil Mirabelli	14,620	16,667			31,287

TOTALS	1,315,791	1,500,000	125,000	125,000	3,065,791